EXHIBIT 99.1

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in millions, except per share data)
                                    (Note 2)

                                                    Years Ended November 30,
                                                  ----------------------------
                                                  2005        2004        2003
                                                  ----        ----        ----

Revenues
  Cruise
    Passenger tickets                           $  8,399    $  7,357    $  5,039
    Onboard and other                              2,338       2,070       1,420
  Other                                              357         300         259
                                                --------    --------    --------
                                                  11,094       9,727       6,718
                                                --------    --------    --------

Costs and Expenses
  Operating
    Cruise
      Commissions, transportation and other       1,645       1,572       1,021
      Onboard and other                             412         359         229
      Payroll and related                         1,122       1,003         744
      Fuel                                          707         493         340
      Food                                          613         550         393
      Other ship operating                        1,465       1,315         904
    Other                                           254         210         190
                                               --------    --------    --------
    Total                                         6,218       5,502       3,821
  Selling and administrative                      1,335       1,285         936
  Depreciation and amortization                     902         812         585
                                               --------    --------    --------

                                                  8,455       7,599       5,342
                                               --------    --------    --------

Operating Income                                  2,639       2,128       1,376
                                               --------    --------    --------

Nonoperating (Expense) Income
  Interest income                                    29          17          27
  Interest expense, net of
    capitalized interest                           (330)       (284)       (195)
  Other (expense) income, net                       (13)         (5)          8
                                               --------    --------    --------
                                                   (314)       (272)       (160)
                                               --------    --------    --------

Income Before Income Taxes                        2,325       1,856       1,216

Income Tax Expense, Net                             (72)        (47)        (29)
                                               --------    --------    --------

Net Income                                     $  2,253    $  1,809    $  1,187
                                               ========    ========    ========

Earnings Per Share
  Basic                                        $   2.80    $   2.25    $   1.65
                                               ========    ========    ========
  Diluted                                      $   2.70    $   2.18    $   1.62
                                               ========    ========    ========

Dividends Per Share                            $   0.80    $  0.525    $   0.44
                                               ========    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                           CARNIVAL CORPORATION & PLC
                           CONSOLIDATED BALANCE SHEETS
                         (in millions, except par value)
                                    (Note 2)

                                                               November 30,
                                                             ----------------
ASSETS                                                       2005        2004
                                                             ----        ----

Current Assets
  Cash and cash equivalents                                $  1,178    $    643
  Short-term investments                                          9          17
  Trade and other receivables, net                              430         409
  Inventories                                                   250         240
  Prepaid expenses and other                                    254         331
                                                           --------    --------
    Total current assets                                      2,121       1,640
                                                           --------    --------

Property and Equipment, Net                                  21,312      20,823

Goodwill                                                      3,206       3,321

Trademarks                                                    1,282       1,306

Other Assets                                                    428         458
                                                           --------    --------
                                                           $ 28,349    $ 27,548
                                                           ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term borrowings                                    $    300    $    381
  Current portion of long-term debt                           1,042         681
  Convertible debt subject to current put option                283         600
  Accounts payable                                              477         469
  Accrued liabilities and other                               1,032       1,030
  Customer deposits                                           2,051       1,873
                                                           --------    --------
    Total current liabilities                                 5,185       5,034
                                                           --------    --------

Long-Term Debt                                                5,727       6,291

Other Long-Term Liabilities and Deferred Income                 554         551

Commitments and Contingencies (Notes 7 and 8)

Shareholders' Equity
  Common stock of Carnival Corporation; $.01 par
    value; 1,960 shares authorized; 639 shares at 2005
    and 634 shares at 2004 issued                                 6           6
  Ordinary shares of Carnival plc; $1.66 par value;
    226 shares authorized; 212 shares at 2005 and
    2004 issued                                                 353         353
  Additional paid-in capital                                  7,381       7,311
  Retained earnings                                          10,141       8,535
  Unearned stock compensation                                   (13)        (16)
  Accumulated other comprehensive income                        159         541
  Treasury stock; 2 shares of Carnival Corporation
    at 2005 and 42 shares of Carnival plc at 2005
    and 2004, at cost                                        (1,144)     (1,058)
                                                           --------    --------
      Total shareholders' equity                             16,883      15,672
                                                           --------    --------
                                                           $ 28,349    $ 27,548
                                                           ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)
                                    (Note 2)

                                                              Years Ended November 30,
                                                              -----------------------
                                                             2005       2004      2003
                                                             ----       ----      ----
OPERATING ACTIVITIES
Net income                                                 $ 2,253    $ 1,809    $ 1,187
Adjustments to reconcile net income to
  net cash provided by operating activities
    Depreciation and amortization                              902        812        585
    Non-cruise investment write-down                            22
    Accretion of original issue discount                        20         21         20
    Other                                                       15         16          8
Changes in operating assets and liabilities,
  excluding business acquired
      Receivables                                              (71)        11        (91)
      Inventories                                              (15)       (73)       (17)
      Prepaid expenses and other                              (136)        (9)        89
      Accounts payable                                          53        (28)        43
      Accrued and other liabilities                            155        178        (16)
      Customer deposits                                        212        479        125
                                                           -------    -------    -------
        Net cash provided by operating activities            3,410      3,216      1,933
                                                           -------    -------    -------

INVESTING ACTIVITIES
Additions to property and equipment                         (1,977)    (3,586)    (2,516)
Sales of short-term investments                                943      1,216      3,745
Purchases of short-term investments                           (935)      (772)    (3,803)
Cash acquired from the acquisition of P&O Princess, net                              140
Proceeds from retirement of property and equipment                         77         51
Other, net                                                      (1)       (24)       (50)
                                                           -------    -------    -------
        Net cash used in investing activities               (1,970)    (3,089)    (2,433)
                                                           -------    -------    -------

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                     1,152        843      2,123
Principal repayments of long-term debt                      (1,096)      (932)    (1,137)
Dividends paid                                                (566)      (400)      (292)
(Repayments of) proceeds from short-term borrowings, net       (58)       272         94
Proceeds from exercise of stock options                         63        142         53
Purchases of treasury stock                                   (386)
Other                                                           (1)        (4)       (15)
                                                           -------    -------    -------
        Net cash (used in) provided by
          financing activities                                (892)       (79)       826
                                                           -------    -------    -------
Effect of exchange rate changes on cash and cash
  equivalents                                                  (13)       (15)       (23)
                                                           -------    -------    -------
        Net increase in cash and cash equivalents              535         33        303
Cash and cash equivalents at beginning of year                 643        610        307
                                                           -------    -------    -------
Cash and cash equivalents at end of year                   $ 1,178    $   643    $   610
                                                           =======    =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

                           CARNIVAL CORPORATION & PLC
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (in millions)
                                    (Note 2)

                                                                                       Unearned   Accumulated               Total
                                    Compre-                     Additional              stock        other                  share-
                                    hensive   Common  Ordinary    paid-in   Retained    compen-  comprehensive  Treasury    holders'
                                    income    stock    shares     capital   earnings    sation   income (loss)    stock     equity
                                    ------    -----    ------     -------   --------    ------   -------------    -----     ------
Balances at November 30, 2002                 $    6             $  1,089   $  6,290   $    (11)    $    11                $  7,385
  Comprehensive income
    Net income                       $1,187                                    1,187                                          1,187
    Foreign currency
      translation adjustment            161                                                             161                     161
    Unrealized losses on
      marketable securities, net         (1)                                                             (1)                     (1)
    Changes related to cash flow
      derivative hedges, net             (9)                                                             (9)                     (9)
                                     ------
        Total comprehensive income   $1,338
                                     ======
  Cash dividends declared                                                       (329)                                          (329)
  Acquisition of Carnival plc                          $  346       6,010                                       $ (1,058)     5,298
  Issuance of stock under stock
    plans                                                   3          64                   (14)                                 53
  Amortization of unearned stock
    compensation                                                                              7                                   7
                                              ------   ------    --------   --------   --------     -------     --------   --------
Balances at November 30, 2003                      6      349       7,163      7,148        (18)        162       (1,058)    13,752
  Comprehensive income
    Net income                       $1,809                                    1,809                                          1,809
    Foreign currency
      translation adjustment            396                                                             396                     396
    Unrealized loss on
      marketable securities              (1)                                                             (1)                     (1)
    Minimum pension liability
      adjustments                        (3)                                                             (3)                     (3)
    Changes related to cash flow
      derivative hedges, net            (13)                                                            (13)                    (13)
                                     ------
        Total comprehensive income   $2,188
                                     ======
  Cash dividends declared                                                       (422)                                          (422)
  Issuance of stock under stock
    plans                                                   4         148                    (7)                                145
  Amortization of unearned stock
    compensation                                                                              9                                   9
                                              ------   ------    --------   --------   --------     -------     --------   --------
Balances at November 30, 2004                      6      353       7,311      8,535        (16)        541       (1,058)    15,672
  Comprehensive income
    Net income                       $2,253                                    2,253                                          2,253
    Foreign currency
      translation adjustment           (395)                                                           (395)                   (395)
    Minimum pension liability
      adjustments                        (2)                                                             (2)                     (2)
    Changes related to cash flow
      derivative hedges, net             15                                                              15                      15
                                     ------
        Total comprehensive income   $1,871
                                     ======
  Cash dividends declared                                                       (647)                                          (647)
  Issuance of stock under stock
    plans                                                              73                    (9)                                 64
  Amortization of unearned stock
    compensation                                                                             12                                  12
  Purchases of treasury stock                                                                                       (386)      (386)
  Issuance of common stock upon
    conversion of convertible debt                                     (3)                                           300        297
                                              ------   ------    --------   --------   --------     -------     --------   --------
Balances at November 30, 2005                 $    6   $  353    $  7,381   $ 10,141   $    (13)    $   159     $ (1,144)  $ 16,883
                                              ======   ======    ========   ========   ========     =======     ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                           CARNIVAL CORPORATION & PLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - General

      Description of Business

      Carnival Corporation is incorporated in Panama, and Carnival plc is incorporated in England and Wales. Carnival Corporation and Carnival plc (formerly known as P&O Princess Cruises plc or "P&O Princess") operate as a dual listed company ("DLC"), whereby the businesses of Carnival Corporation and Carnival plc are combined through a number of contracts and through provisions in Carnival Corporation's articles of incorporation and by-laws and Carnival plc's memorandum of association and articles of association. The two companies have retained their separate legal identities; however, they operate as if they were a single economic enterprise. Each company's shares continue to be publicly traded; on the New York Stock Exchange ("NYSE") for Carnival Corporation and the London Stock Exchange for Carnival plc. In addition, Carnival plc American Depository Shares ("ADSs") are traded on the NYSE. See Note 3.

      The accompanying consolidated financial statements include the accounts of Carnival Corporation and Carnival plc and their respective subsidiaries. Together with their consolidated subsidiaries they are referred to collectively in these consolidated financial statements as "Carnival Corporation & plc," "our," "us," and "we." Our consolidated financial statements only include the results of operations and cash flows of the former P&O Princess Cruises plc since April 17, 2003.

      We are the largest cruise company and one of the largest vacation companies in the world. As of November 30, 2005, a summary of the number of cruise ships we operate, by brand, their passenger capacity and the primary areas in which they are marketed is as follows:

                            Number of    Passenger         Primary
    Cruise Brands         Cruise Ships   Capacity (a)      Market
    -------------         ------------   --------          ------
Carnival Cruise
  Lines                        21           47,820       North America
Princess Cruises
  ("Princess")                 14           29,152       North America
Holland America Line           12           16,930       North America
Costa Cruises ("Costa")        10           17,262       Europe
P&O Cruises                     5            8,844       United Kingdom
AIDA Cruises ("AIDA")           4            5,378       Germany
Cunard Line ("Cunard")          2            4,410       North America and United Kingdom
P&O Cruises Australia(b)        3            3,680       Australia and New Zealand
Ocean Village                   1            1,578       United Kingdom
Swan Hellenic                   1              678       United Kingdom
Seabourn Cruise Line
  ("Seabourn")                  3              624       North America
Windstar Cruises                3              604       North America
                               --          -------
                               79          136,960
                               ==          =======

(a) In accordance with cruise industry practice, passenger capacity is calculated based on two passengers per cabin even though some cabins can accommodate three or more passengers.

(b) In December 2005, we entered into an agreement for the sale of P&O Cruises Australia's Pacific Sky, which is expected to leave our fleet in May 2006.

      Preparation of Financial Statements

      The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported and disclosed in our financial statements. Actual results could differ from these estimates. All significant intercompany balances and transactions are eliminated in consolidation.

NOTE 2 - Summary of Significant Accounting Policies

      Basis of Presentation

      We consolidate entities over which we have control (see Note 3), as typically evidenced by a direct ownership interest of greater than 50%. For affiliates where significant influence over financial and operating policies exists, as typically evidenced by a direct ownership interest from 20% to 50%, the investment is accounted for using the equity method.

      Cash and Cash Equivalents and Short-Term Investments

      Cash and cash equivalents include investments with original maturities of three months or less, which are stated at cost. At November 30, 2005 and 2004, cash and cash equivalents included $980 million and $495 million of investments, respectively, primarily comprised of time deposits, investment grade asset-backed debt obligations, commercial paper and money market funds.

      Substantially all of our short-term investments, which consist of investments with original maturities greater than three months, are comprised of investment grade variable rate debt obligations, which are asset-backed and categorized as available-for-sale. Our investments in these securities are recorded at cost, which approximates their fair value due to these investments having variable interest rates, which typically reset every 28 days. Despite the long-term nature of their stated contractual maturities, we have the ability to quickly liquidate these securities. As a result of the resetting variable rates, at November 30, 2005 and 2004 we had no cumulative gross unrealized or realized holding gains or losses from these investments. All income generated from these investments was recorded as interest income.

      Inventories

      Inventories consist of provisions, gift shop and art merchandise held for resale, fuel and supplies carried at the lower of cost or market. Cost is determined using the weighted-average or first-in, first-out methods.

      Property and Equipment

      Property and equipment are stated at cost. Depreciation and amortization were computed using the straight-line method over our estimates of average useful lives and residual values, as a percentage of original cost, as follows:

                                                             Residual
                                                              Values             Years
                                                              ------             -----
       Ships                                                    15%                30
       Ship improvements                                     0% or 15%        2 to remaining
                                                                               life of ship
       Buildings and improvements                              0-10%              5-40
       Transportation equipment and other                      0-25%              2-20
       Leasehold improvements, including port facilities                   Shorter of lease term
                                                                           or related asset life

      Ship improvement costs that we believe add value to our ships are capitalized to the ships, and depreciated over the improvements' estimated useful lives, while costs of repairs and maintenance are charged to expense as incurred. Upon replacement or refurbishment of previously capitalized ship components, these assets' estimated cost and accumulated depreciation are written off.

      We capitalize interest on ships and other capital projects during their construction period.

      We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of our asset based on our estimate of its undiscounted future cash flows. If these estimated undiscounted future cash flows are less than the carrying value of the asset, an impairment charge is recognized for the excess, if any, of the asset's carrying value over its estimated fair value.

      Dry-dock Costs

      Dry-dock costs primarily represent planned major maintenance activities that are incurred when a ship is taken out of service for scheduled maintenance. During the second quarter of 2006 we elected to change our method of accounting for dry-dock costs from the deferral method, under which we amortized our deferred dry-dock costs over the estimated period of benefit between dry-docks, to the direct expense method, under which we expense all dry-dock costs as incurred. We believe the direct method is preferable as it eliminates the significant amount of time and subjectivity that is needed to determine which costs and activities related to dry-docking should be deferred. In connection with adopting this change in accounting policy, we elected to early adopt Statement of Financial Accounting Standards ("SFAS") No. 154, "Accounting Changes and Error Corrections", which requires that we report changes in accounting policy by retrospectively applying the new policies to all prior periods presented, unless it is impractical to determine the prior period impacts. Accordingly, we have adjusted our previously reported financial statements for all periods presented for this change in dry-dock policy. The effects of this change in accounting policy for the years ended and at November 30 were as follows (in millions, except for earnings per share):

Consolidated Statement of Operations

                              2005                                2004                                2003
               ---------------------------------     ------------------------------     --------------------------------
               Deferral      Direct      Effect      Deferral   Direct      Effect      Deferral     Direct      Effect
               Method(a)     Method    of Change      Method    Method    of Change      Method      Method    of Change
               ------        ------    ---------      ------    ------    ---------      ------      ------    ---------
Other ship
  operating
  expenses       $1,461      $1,465      $    4       $1,270    $1,315      $   45       $  897      $  904      $    7
Net income       $2,257      $2,253      $   (4)      $1,854    $1,809      $  (45)      $1,194      $1,187      $   (7)
Earnings
  per share
    Basic        $ 2.80      $ 2.80      $ 0.00       $ 2.31    $ 2.25      $(0.06)      $ 1.66      $ 1.65      $(0.01)
                 ======      ======      ======       ======    ======      ======       ======      ======      ======
    Diluted      $ 2.70      $ 2.70      $ 0.00       $ 2.24    $ 2.18      $(0.06)      $ 1.63      $ 1.62      $(0.01)
                 ======      ======      ======       ======    ======      ======       ======      ======      ======

Consolidated Balance Sheets

                                            2005                             2004
                               -----------------------------     -----------------------------
                               Deferral    Direct    Effect      Deferral   Direct    Effect
                               Method(a)   Method  of Change(b)   Method    Method   of Change
                               ------      ------  ---------      ------    ------   ---------
Prepaid expenses and other     $   343    $   254    $  (89)      $  419    $  331    $  (88)
Retained earnings              $10,233    $10,141    $  (92)      $8,623    $8,535    $  (88)
Accumulated other
  comprehensive income (loss)  $   156   $    159    $    3       $  541    $  541

(a) In order to simplify comparisons, the amounts shown under the previously reported deferral method have been adjusted to include the reclassifications that were made as a result of our adopting a new chart of accounts (see "Reclassifications" below).

      In addition, retained earnings at November 30, 2003 decreased by $43 million to $7.15 billion from $7.19 billion, as a result of this change in accounting method.

      Goodwill

      We review our goodwill for impairment annually, or, when events or circumstances dictate, more frequently. All of our goodwill has been allocated to our cruise reporting units. There were no significant changes to our goodwill carrying amounts since November 30, 2003, other than the changes resulting from using different foreign currency translation rates at each balance sheet date, except as noted below.

      During 2004, we increased the fair values of the P&O Princess publicly traded debt, and correspondingly, goodwill, by $61 million to take into account the extension of Carnival Corporation's guarantee to cover this debt as of April 2003, the acquisition date. In addition, we reduced the fair value of P&O Princess' trademarks and, correspondingly increased goodwill by $54 million to properly value our acquired trademarks as of the acquisition date. The impact of these changes on our financial statements was immaterial.

      Our goodwill impairment reviews consist of a two-step process of first determining the fair value of the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. Fair values of our reporting units were determined based on our estimates of comparable market price or discounted future cash flows. If this fair value exceeds the carrying value, which was the case for our reporting units, no further analysis or goodwill write-down is required. If the fair value of the reporting unit is less than the carrying value of the net assets, the implied fair value of the reporting unit is allocated to all the underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written-down to its implied fair value.

      Trademarks

      The cost of developing and maintaining our trademarks have been expensed as incurred. However, for acquisitions made after June 2001 we have allocated a portion of the purchase price to the acquiree's identified trademarks. The trademarks that Carnival Corporation recorded as part of its acquisition of P&O Princess, which are estimated to have an indefinite useful life and, therefore, are not amortizable, are reviewed for impairment annually, or more frequently when events or circumstances indicate that the trademark may be impaired. Our trademarks would be considered impaired if their carrying value exceeds their fair value.

      Derivative Instruments and Hedging Activities

      We utilize derivative and nonderivative financial instruments, such as foreign currency swaps and foreign currency obligations, to limit our exposure to fluctuations in foreign currency exchange rates and interest rate swaps to manage our interest rate exposure and to achieve a desired proportion of variable and fixed rate debt (see Notes 6 and 11).

      All derivatives are recorded at fair value, and the changes in fair value must be immediately included in earnings if the derivatives do not qualify as effective hedges. If a derivative is a fair value hedge, then changes in the fair value of the derivative are offset against the changes in the fair value of the underlying hedged item. If a derivative is a cash flow hedge, then changes in the fair value of the derivative are recognized as a component of accumulated other comprehensive income ("AOCI") until the underlying hedged item is recognized in earnings. If a derivative or a nonderivative financial instrument is designated as a hedge of a net investment in a foreign operation, then changes in the fair value of the financial instrument are recognized as a component of AOCI to offset the change in the translated value of the net investment being hedged, until the investment is liquidated. We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategies for undertaking our hedge transactions.

      We classify the fair value of our derivative contracts and the fair value of our offsetting hedged firm commitments as either current or long-term, which are included in prepaid and other assets and accrued and other liabilities, depending on whether the maturity date of the derivative contract is within or beyond one year from our balance sheet dates. The cash flows from derivatives treated as hedges are classified in our statements of cash flows in the same category as the item being hedged.

      During fiscal 2005, 2004 and 2003, all net changes in the fair value of both our fair value hedges and the offsetting hedged firm commitments and our cash flow hedges were immaterial, as were any ineffective portions of these hedges. No fair value hedges or cash flow hedges were derecognized or discontinued in fiscal 2005, 2004 or 2003. In addition, the amount of realized net losses or gains from cash flow hedges that were reclassified into earnings during fiscal 2005, 2004 and 2003 was not significant. The amount of estimated cash flow hedges unrealized net losses which are expected to be reclassified to earnings in the next twelve months is approximately $4 million.

      Finally, if any shipyard with which we have contracts to build our ships is unable to perform, we would be required to perform under our foreign currency swaps related to these shipbuilding contracts. Accordingly, based upon the circumstances, we may have to discontinue the accounting for those currency swaps as hedges, if the shipyard cannot perform. However, we believe that the risk of shipyard nonperformance is remote.

      Revenue and Expense Recognition

      Guest cruise deposits represent unearned revenues and are initially recorded as customer deposit liabilities when received. Customer deposits are subsequently recognized as cruise revenues, together with revenues from onboard and other activities and all associated direct costs of a voyage, upon completion of voyages with durations of ten nights or less and on a pro rata basis for voyages in excess of ten nights. Future travel discount vouchers issued to guests are typically recorded as a reduction of revenues when such vouchers are utilized. Revenues and expenses from our tour and travel services are recognized at the time the services are performed or expenses are incurred.

      Our sale to passengers of air and other transportation to and from our ships and the related cost of purchasing this service is recorded as cruise passenger ticket revenues and cruise transportation costs, respectively, in the accompanying Consolidated Statements of Operations. The proceeds that we collect from the sale of third party shore excursions and on behalf of onboard concessionaires, net of the amounts remitted to them, are recorded as concession revenues, on a net basis, in onboard and other cruise revenues. Transportation and shore excursion revenues and costs are recognized as described above.

      Insurance/Self-Insurance

      We use a combination of insurance and self-insurance for a number of risks including claims related to crew and passengers, hull and machinery, war risk, workers' compensation and general liability. Liabilities associated with these risks, including estimates for crew and passenger claims, are estimated based on, among other things, historical claims experience, severity factors and other actuarial assumptions. Our expected loss accruals are based on estimates, and while we believe the amounts accrued are adequate, the ultimate loss may differ from the amounts provided.

      Advertising Costs

      Advertising costs are charged to expense as incurred except for brochures and media production costs. The brochures and media production costs are recorded as prepaid expenses and charged to expense as consumed or upon the first airing of the advertisement, respectively. Advertising expenses totaled $455 million, $464 million and $335 million in fiscal 2005, 2004 and 2003, respectively. At November 30, 2005 and 2004, the amount of advertising costs included in prepaid expenses was not significant.

      Foreign Currency Translations and Transactions

      For our foreign subsidiaries and affiliates using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Revenues and expenses of these foreign subsidiaries and affiliates are translated at weighted-average exchange rates for the period. Equity is translated at historical rates, and the resulting cumulative foreign currency translation adjustments resulting from this process are included as a component of AOCI. Therefore, the U.S. dollar value of these items in our financial statements fluctuates from period to period, depending on the value of the dollar against these functional currencies.

      Exchange gains and losses arising from the remeasurement of monetary assets and liabilities and foreign currency transactions denominated in a currency other than the functional currency of the entity involved are immediately included in our earnings, unless such net liabilities have been designated to act as a hedge of a net investment in a foreign operation. In addition, the unrealized exchange gains or losses on our long-term intercompany receivables denominated in a non-functional currency, which are not expected to be repaid in the foreseeable future and are therefore considered to form part of our net investment, are recorded as a foreign currency translation adjustment, which is included as a component of AOCI. Finally, net foreign currency transaction gains or losses recorded in our earnings were not significant in fiscal 2005, 2004 and 2003.

      Earnings Per Share

      Basic earnings per share is computed by dividing net income by the weighted-average number of shares of common stock and ordinary shares outstanding during each period. Diluted earnings per share is computed by dividing adjusted net income by the weighted-average number of shares of common stock and ordinary shares, common stock equivalents and other potentially dilutive securities outstanding during each period. All shares that are issuable under our outstanding convertible notes that have contingent share conversion features have been considered outstanding for our diluted earnings per share computations, if dilutive, using the "if converted" method of accounting from the date of issuance.

      Share-Based Compensation

      Pursuant to SFAS No. 123, "Accounting for Share-Based Compensation," as amended, we elected to use the intrinsic value method of accounting for our employee and director stock-based compensation awards instead of the fair value method. Accordingly, we have not recognized compensation expense for our noncompensatory employee and director stock option awards. Had we elected to adopt the fair value approach as prescribed by SFAS No. 123, which charges earnings for the estimated fair value of stock options, our pro forma net income and pro forma earnings per share would have been as follows (in millions, except per share amounts):

                                                  Years ended November 30,
                                               ------------------------------
                                               2005         2004         2003
                                               ----         ----         ----

Net income, as reported                       $2,253      $1,809       $1,187
Share-based compensation
  expense included in net
  income, as reported                             12          11            7
Total share-based compensation
  expense determined under
  the fair value-based
  method for all awards(c)                       (86)(a)     (66)(b)      (36)
                                               -----      ------       ------
Pro forma net income for basic
  earnings per share                           2,179       1,754        1,158
Interest on dilutive convertible notes            47          49           43
                                              ------      ------       ------
Pro forma net income for diluted
  earnings per share                          $2,226      $1,803       $1,201
                                              ======      ======       ======

Earnings per share
  Basic
    As reported                               $ 2.80      $ 2.25       $ 1.65
                                              ======      ======       ======
    Pro forma                                 $ 2.70      $ 2.19       $ 1.61
                                              ======      ======       ======

  Diluted
    As reported                               $ 2.70      $ 2.18       $ 1.62
                                              ======      ======       ======
    Pro forma                                 $ 2.62      $ 2.13       $ 1.59
                                              ======      ======       ======

(a) In January 2005, Carnival Corporation granted approximately 1.4 million employee stock options, with a $57.30 exercise price and a 2-year vesting term, in substitution for a similar number of outstanding options whose termination date was accelerated because of a corporate reorganization of our European and U.S. operations that was completed in 2004 ("2004 reorganization"). Due to the unusually short vesting period of these options, we would be required upon the adoption of SFAS No. 123 (revised
      2004), "Share-Based Payment" ("SFAS No. 123(R)"), to recognize a large charge for stock compensation expense in 2006. Such a charge would distort stock compensation expense in 2006 and not be indicative of our expected future normal annual charge for stock options. Accordingly, in the fourth quarter of 2005, we authorized the immediate vesting of these options, resulting in an increase of $11 million in stock compensation expense in the 2005 pro forma net income. In addition, prior to this accelerated vesting we had expensed $8 million for 2005 pro forma stock expense compensation related to these options. In addition, for employee stock options granted after September 2005, we reduced the options contractual term from 10 years to 7 years, in order to reduce the options' expected option life, thus reducing its estimated fair value.

(b) As a result of the 2004 reorganization, 1.6 million unvested options held by employees vested immediately and their termination dates were accelerated. This vesting occurred either in accordance with the terms of the option plan or to avoid having these employees and Carnival Corporation incur unduly burdensome taxes upon the exercise of such options at a later date. As a result of this accelerated vesting, we included an additional $19 million of stock-based compensation expense in the 2004 pro forma net income.

(c) These amounts include the expensing of stock options made to retirement-eligible employees over the expected vesting period of the option. SFAS 123(R), when adopted, will require the expensing of future option grants over the period to retirement eligibility, if less than the vesting period, because vesting is not contingent upon any future performance.

      As recommended by SFAS No. 123, the fair value of options were estimated using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting or trading restrictions and are fully transferable. In addition, option-pricing models require the input of subjective assumptions, including expected stock price volatility and dividend yields. Because our options have characteristics different from those of traded options and because changes in the subjective assumptions can materially affect our estimate of the fair value of stock options, we believe that the existing valuation models, including Black-Scholes, do not necessarily provide a reliable single measure of the fair value of our options. Since 2004, we have continued to refine our Black-Scholes' estimates and assumptions based upon more in-depth reviews of the underlying information in order to more accurately value our options. The impact of such changes has generally been to reduce the estimated fair value of our option awards. The Black-Scholes weighted-average assumptions were as follows:

                                                  Years ended November 30,
                                               ------------------------------
                                               2005          2004        2003
                                               ----          ----        ----
Fair value of options at the
  dates of grant                              $12.99        $15.87      $13.33
                                              ======        ======      ======
Risk free interest rate                          4.1%          3.4%        3.5%
                                              ======        ======      ======
Expected dividend yield                         1.90%         1.36%       1.30%
                                              ======        ======      ======
Expected volatility(a)                          27.0%         35.0%       48.7%
                                              ======        ======      ======
Expected option life (in years)                 4.74          5.75        6.00
                                              ======        ======      ======

(a) In 2003, our volatility assumption was based on the historical volatility of Carnival Corporation common stock. Subsequent to 2003, we also considered the implied volatilities derived from our exchange traded options and convertible notes in determining our expected volatility assumption since we believe these implied market volatilities should be considered in estimating our expected future volatilities.

      In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), which will require us to recognize compensation costs in our financial statements in an amount equal to the fair value of share-based payments granted to employees and directors over the corresponding service period, and also requires an estimation of forfeitures when calculating compensation expense, instead of accounting for forfeitures as incurred, which is our current method. This statement is effective for us in the first quarter of fiscal 2006 and is expected to increase our full year 2006 share-based compensation expense by approximately $55 million compared to 2005. We have not yet determined which of the two alternative transition methods we will use upon adoption of this new statement.

      Concentrations of Credit Risk

      As part of our ongoing control procedures, we monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. Credit risk, including counterparty nonperformance under derivative instruments, contingent obligations and new ship progress payment guarantees, is considered minimal, as we primarily conduct business with large, well-established financial institutions who have long-term credit ratings of A or above and we seek to diversify our counterparties. In addition, we have established guidelines regarding credit ratings and investment maturities that we follow to maintain safety and liquidity. We do not anticipate nonperformance by any of our significant counterparties.

      We also monitor the creditworthiness of our customers to which we grant credit terms in the normal course of our business. Concentrations of credit risk associated with these receivables are considered minimal primarily due to their short maturities and the large number of accounts within our customer base. We have experienced only minimal credit losses on our trade receivables. We do not normally require collateral or other security to support normal credit sales. However, we do normally require collateral and/or guarantees to support notes receivable on significant asset sales and new ship progress payments to shipyards.

      Reclassifications

      We have reclassified certain 2005 and 2004 financial statement amounts to conform them to future presentations primarily as a result of our adopting a new chart of accounts in conjunction with our initial implementation of a new worldwide accounting system in the second quarter of 2006. During this implementation, we identified certain classification differences among our operating subsidiaries and, accordingly, we have recorded the appropriate reclassifications in 2005 and 2004 to improve comparability with future years.

NOTE 3 - DLC Transaction

      On April 17, 2003, Carnival Corporation and Carnival plc completed a DLC transaction, which implemented Carnival Corporation & plc's DLC structure. The contracts governing the DLC structure provide that Carnival Corporation and Carnival plc each continue to have separate boards of directors, but the boards and senior executive management of both companies are identical. The amendments to the constituent documents of each of the companies also provide that, on most matters, the holders of the common equity of both companies effectively vote as a single body. On specified matters where the interests of Carnival Corporation's shareholders may differ from the interests of Carnival plc's shareholders (a "class rights action"), each shareholder body will vote separately as a class, such as transactions primarily designed to amend or unwind the DLC structure. Generally, no class rights action will be implemented unless approved by both shareholder bodies.

      Upon the closing of the DLC transaction, Carnival Corporation and Carnival plc also executed the Equalization and Governance Agreement, which provides for the equalization of dividends and liquidation distributions based on an equalization ratio and contains provisions relating to the governance of the DLC structure. Because the current equalization ratio is 1 to 1, one Carnival plc ordinary share is entitled to the same distributions, subject to the terms of the Equalization and Governance Agreement, as one share of Carnival Corporation common stock. In a liquidation of either company or both companies, if the hypothetical potential per share liquidation distributions to each company's shareholders are not equivalent, taking into account the relative value of the two companies' assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders, subject to certain exceptions.

      At the closing of the DLC transaction, Carnival Corporation and Carnival plc also executed deeds of guarantee. Under the terms of Carnival Corporation's deed of guarantee, Carnival Corporation has agreed to guarantee all indebtedness and certain other monetary obligations of Carnival plc that are incurred under agreements entered into on or after the closing date of the DLC transaction. The terms of Carnival plc's deed of guarantee are identical to those of Carnival Corporation's. In addition, Carnival Corporation and Carnival plc have each extended their respective deeds of guarantee to the other's pre-DLC indebtedness and certain other monetary obligations, or alternatively standalone guarantees in lieu of utilization of these deeds of guarantee, thus effectively cross guaranteeing all Carnival Corporation and Carnival plc indebtedness and other monetary obligations. Each deed of guarantee provides that the creditors to whom the obligations are owed are intended third party beneficiaries of such deed of guarantee.

      The deeds of guarantee are governed and construed in accordance with the laws of the Isle of Man. Subject to the terms of the guarantees, the holders of indebtedness and other obligations that are subject to the guarantees will have recourse to both Carnival plc and Carnival Corporation though a Carnival plc creditor must first make written demand on Carnival plc and a Carnival Corporation creditor on Carnival Corporation. Once the written demand is made by letter or other form of notice, the holders of indebtedness or other obligations may immediately commence an action against the relevant guarantor. There is no requirement under the deeds of guarantee to obtain a judgment, take other enforcement actions or wait any period of time prior to taking steps against the relevant guarantor. All actions or proceedings arising out of or in connection with the deeds of guarantee must be exclusively brought in courts in England.

      Under the terms of the DLC transaction documents, Carnival Corporation and Carnival plc are permitted to transfer assets between the companies, make loans or investments in each other and otherwise enter into intercompany transactions. The companies have entered into some of these types of transactions and expect to enter into additional transactions in the future to take advantage of the flexibility provided by the DLC structure and to operate both companies as a single unified economic enterprise in the most effective manner. In addition, under the terms of the Equalization and Governance Agreement and the deeds of guarantee, the cash flow and assets of one company are required to be used to pay the obligations of the other company, if necessary.

      Given the DLC structure as described above, we believe that providing separate financial statements for each of Carnival Corporation and Carnival plc would not present a true and fair view of the economic realities of their operations. Accordingly, separate financial statements for both Carnival Corporation and Carnival plc have not been presented.

      Simultaneously with the completion of the DLC transaction, a partial share offer ("PSO") for 20% of Carnival plc's shares was made and accepted, which enabled 20% of Carnival plc shares to be exchanged for 41.7 million Carnival Corporation shares. The 41.7 million shares of Carnival plc held by Carnival Corporation as a result of the PSO, which cost $1.05 billion, are being accounted for as treasury stock in the accompanying balance sheets.

      Carnival plc was the third largest cruise company in the world and operated many well-known global brands with leading positions in the U.S., UK, Germany and Australia. The combination of Carnival Corporation with Carnival plc under the DLC structure has been accounted for under U.S. generally accepted accounting principles ("GAAP") as an acquisition of Carnival plc by Carnival Corporation pursuant to SFAS No. 141, "Business Combinations." The number of additional shares effectively issued in the combined entity for purchase accounting purposes was 209.6 million. In addition, Carnival Corporation incurred $60 million of direct acquisition costs, which have been included in the aggregate purchase price of $5.36 billion.

      The following pro forma information has been prepared assuming the DLC transaction had occurred on December 1, 2002, rather than April 17, 2003, and has not been adjusted to reflect any net transaction benefits. In addition, the pro forma information does not purport to represent what the results of operations actually could have been if the DLC transaction had occurred on December 1, 2002. For fiscal 2003, our pro forma revenues and net income would have been $7.60 billion and $1.15 billion, respectively, and our basic and diluted pro forma earnings per share would have been $1.45 and $1.42, based on 797 million and 840 million pro forma weighted-average shares outstanding.

NOTE 4 - Property and Equipment

      Property and equipment consisted of the following (in millions):

                                                        November 30,
                                                    --------------------
                                                    2005            2004
                                                    ----            ----

Ships                                             $23,506         $22,572
Ships under construction                              540             429
                                                  -------         -------
                                                   24,046          23,001
Land, buildings and improvements,
  and port facilities                                 593             555
Transportation equipment and other                    692             628
                                                  -------         -------
Total property and equipment                       25,331          24,184
Less accumulated depreciation and amortization     (4,019)         (3,361)
                                                  -------         -------
                                                  $21,312         $20,823
                                                  =======         =======

      Capitalized interest, primarily on our ships under construction, amounted to $21 million, $26 million and $49 million in fiscal 2005, 2004 and 2003, respectively. Amounts related to ships under construction include progress payments for the construction of the ship, as well as design and engineering fees, capitalized interest, construction oversight costs and various owner supplied items. At November 30, 2005, 7 ships with an aggregate net book value of $2.63 billion were pledged as collateral pursuant to mortgages related to $1.37 billion of debt and a $483 million contingent obligation (see Notes 6 and 7).

      Repair and maintenance expenses, including dry-dock expenses, were $449 million, $398 million and $263 million in fiscal 2005, 2004 and 2003, respectively.

NOTE 5 - Variable Interest Entity

      In accordance with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," we have determined that we are carrying a loan, initially made in April 2001, to a ship repair facility that is a variable interest entity ("VIE"). Although we use this facility for some of our ship repair work, we are not a "primary beneficiary" and, accordingly, this entity is not consolidated in our financial statements. At November 30, 2005 and 2004, our loan to this VIE, which is also our maximum exposure to loss, was $46 million and $41 million, respectively.

NOTE 6 - Debt

      Short-Term Borrowings

      Short-term borrowings were unsecured and consisted of the following (in millions):

                                               November 30,
                                             ----------------
                                             2005        2004
                                             ----        ----

Euro commercial paper (a)                    $187
Euro bank loans (a)                                      $284
Bank loans (b)                                113          97
                                             ----        ----

                                             $300        $381
                                             ====        ====

Weighted-average interest rate                3.1%        2.4%
                                             ====        ====

(a) These euro denominated borrowings have been translated to U.S. dollars at the period-end exchange rates.

(b)   These loans are denominated in U.S. dollars.

     Long-Term Debt

     Long-term debt consisted of the following (in millions):

                                                                    November 30,
                                                               --------------------
                                                               2005(a)         2004(a)
                                                               ----            ----
Secured
Floating rate notes, collateralized by four ships,
  bearing interest from libor plus 1.13% to libor
  plus 1.29% (4.9% to 5.7% at 2005 and 3.0% to 3.6%
  at 2004), due through 2015 (b)                               $  788         $  904
Fixed rate notes, collateralized by two ships, bearing
  interest at 5.4% and 5.5%, due through 2016 (b)                 380            381
Euro floating rate note, collateralized by one ship,
  bearing interest at euribor plus 0.5% (2.75%
  at 2005 and 2004), due through 2008                              64            101
Euro fixed rate note, collateralized by one ship,
  bearing interest at 4.74%, due through 2012                     142            183
Capitalized lease obligations, collateralized by
  two ships, implicit interest at 3.66%                                          110
Other                                                               2              3
                                                               ------         ------
  Total Secured                                                 1,376          1,682
                                                               ------         ------

Unsecured
Fixed rate notes, bearing interest at 3.75% to 7.2%,
  due through 2028(c)                                           2,239          2,039
Euro floating rate notes, bearing interest at euribor
  plus 0.25% to euribor plus 1.29% (2.4% to 2.6% at
  2005 and 2.4% to 3.5% at 2004), due through 2010(d)             933          1,265
Sterling fixed rate notes, bearing interest at 5.63%,
  due in 2012                                                     372            415
Euro fixed rate notes, bearing interest at 5.57%,
  due in 2006                                                     355            399
Sterling floating rate note, bearing interest at libor
  plus 0.33% (4.91% at 2005), due in 2010(d)                      285
Other                                                              34             36
Convertible notes, bearing interest at 2%, due in
  2021, with next put option in 2008                              600            600
Convertible notes, bearing interest at 1.75%, net of
  discount, with a face value of $889 million, due in
  2033, with first put option in 2008                             575            575
Zero-coupon convertible notes, net of discount,
  with a face value of $510 million and $1.05 billion
  at 2005 and 2004, respectively, due in 2021, with
  first put option in 2006                                        283            561
                                                               ------         ------
    Total Unsecured                                             5,676          5,890
                                                               ------         ------
                                                                7,052          7,572
Less portion due within one year                               (1,325)        (1,281)
                                                               ------         ------
                                                               $5,727         $6,291
                                                               ======         ======

(a) All borrowings are in U.S. dollars unless otherwise noted and all interest rates are as of year ends. Euro and sterling denominated notes have been translated to U.S. dollars at the period-end exchange rates. At November 30, 2005, 56%, 30% and 14%, (60%, 29% and 11% at November 30, 2004) of our
      long-term debt was U.S. dollar, euro and sterling denominated, respectively, including the effect of foreign currency swaps. In addition, at November 30, 2005, 75% of the interest cost on our long-term debt was fixed (68% at November 30, 2004) and 25% was variable (32% at November 30,
      2004), including the effect of interest rate swaps.

(b) In 2004, we borrowed an aggregate of $739 million to finance a portion of the Diamond Princess and Sapphire Princess purchase prices, which loans have both a fixed and variable interest rate component.

(c) In July 2005, we borrowed $328 million under an unsecured term loan facility, to pay a portion of the Carnival Liberty purchase price. This facility bears interest at 4.51% and is repayable in semi-annual installments through July 2017. In addition, we entered into a foreign currency swap, which effectively converted this U.S. dollar debt to euro debt.

(d) In March 2005, Carnival plc entered into a five-year unsecured multi-currency term loan facility, bearing interest at euribor/libor plus 0.33%, which margin will vary based on Carnival plc's senior unsecured credit rating. Under this facility, we borrowed 368 million euros ($436 million U.S. dollars at the November 30, 2005 exchange rate) to repay a 368 million euro note, which bore interest at euribor plus 0.60%, prior to its October 2008 maturity date. We also borrowed 165 million sterling under this facility ($285 million U.S. dollars at the November 30, 2005 exchange rate), which we used to pay a portion of P&O Cruises' purchase price for the Arcadia. Finally, we entered into interest rate swap agreements to fix the interest rates on these euro and sterling borrowings at 3.50% and 5.40%, respectively.

      Convertible Notes

      Carnival Corporation's 2% convertible notes ("2% Notes"), its 1.75% convertible notes ("1.75% Notes") and its zero-coupon convertible notes ("Zero-Coupon Notes") are convertible into 15.3 million shares, a maximum of
20.9 million shares (11.1 million shares during fiscal 2005) and 8.5 million shares, respectively, of Carnival Corporation common stock.

      The 2% Notes are convertible at a conversion price of $39.14 per share, subject to adjustment, during any fiscal quarter for which the closing price of the Carnival Corporation common stock is greater than $43.05 per share for a defined duration of time in the preceding fiscal quarter. The conditions for conversion of the 2% Notes were satisfied since the first quarter of 2004 and, accordingly, the 2% Notes have been convertible into Carnival Corporation common stock since the second quarter of fiscal 2004. A nominal amount of 2% Notes were converted in fiscal 2005 and 2004. At November 30, 2004, our 2% Notes were classified as a current liability, since the noteholders had the right to require us to repurchase them on April 15, 2005. However, substantially all of the noteholders did not exercise their rights. Accordingly, subsequent to April 15, 2005 we have again classified our 2% Notes as long-term debt, since the next date that the noteholders can require us to repurchase them is on April 15, 2008.

      The 1.75% Notes are convertible at a conversion price of $53.11 per share, subject to adjustment, during any fiscal quarter for which the closing price of the Carnival Corporation common stock is greater than a specified trigger price for a defined duration of time in the preceding fiscal quarter. During the fiscal quarters ending from August 31, 2003 through April 29, 2008, the trigger price will be $63.73 per share. Thereafter, this conversion trigger price increases each quarter based on an annual rate of 1.75%, until maturity. In addition, holders may also surrender the 1.75% Notes for conversion if they have been called for redemption or for other specified occurrences, including the credit rating assigned to the 1.75% Notes being Baa3 or lower by Moody's Investors Service and BBB- or lower by Standard & Poor's Rating Services, as well as certain corporate transactions. The conditions for conversion of the 1.75% Notes have not been met since their issuance. The 1.75% Notes interest is payable in cash semi-annually in arrears through April 29, 2008. Effective April 30, 2008, the 1.75% Notes no longer require a cash interest payment, but interest will accrete at a 1.75% yield to maturity.

      The Zero-Coupon Notes have a 3.75% yield to maturity and are convertible during any fiscal quarter for which the closing price of the Carnival Corporation common stock is greater than a specified trigger price for a defined duration of time in the preceding fiscal quarter. The trigger price commenced at a low of $31.94 per share for the first quarter of fiscal 2002 and increases at an annual rate of 3.75% thereafter, until maturity. The trigger price was $36.72 for the 2005 fourth quarter. Since the third quarter of 2003, the Zero-Coupon Notes have been convertible into Carnival Corporation common stock. During fiscal 2005, $297 million of our Zero-Coupon Notes were converted at their accreted value into 9.0 million shares of Carnival Corporation common stock, of which 6.2 million shares were issued from treasury stock. No Zero-Coupon Notes were converted prior to fiscal 2005.

      At November 30, 2005, the Zero-Coupon Notes were classified as a current liability, since the noteholders have the right to require us to repurchase them on October 24, 2006 at their accreted values. If the noteholders do not exercise their rights in full, we will change the classification of any outstanding Zero-Coupon Notes to long-term debt, as the next repurchase date does not occur until October 24, 2008. We currently expect that we will satisfy any Zero-Coupon Note conversions through the issuance of Carnival Corporation common stock.

      Subsequent to April 29, 2008 and October 23, 2008, we may redeem all or a portion of the 1.75% Notes and Zero-Coupon Notes, respectively, at their accreted values and subsequent to April 14, 2008, we may redeem all or a portion of our 2% Notes at their face value plus any unpaid accrued interest, subject to the noteholders' right to convert.

      In addition, on April 29 of 2008, 2013, 2018, 2023 and 2028 the 1.75%
noteholders, on April 15 of 2008 and 2011 the 2% noteholders and on October 24 of 2006, 2008, 2011 and 2016 the Zero-Coupon noteholders may require us to repurchase all or a portion of the outstanding 1.75% Notes and Zero-Coupon Notes at their accreted values and the 2% Notes at their face value plus any unpaid accrued interest.

      Upon conversion, redemption or repurchase of the 1.75% Notes, the 2% Notes and the Zero-Coupon Notes, we may choose to deliver Carnival Corporation common stock, cash or a combination of cash and common stock with a total value equal to the value of the consideration otherwise deliverable.

      Revolving Credit and Committed Financing Facilities

      In October 2005, simultaneously with the termination of the Carnival Corporation $1.4 billion, the Carnival plc 600 million euro and the Costa 257.5 million euro revolving credit facilities, Carnival Corporation, Carnival plc, and certain of Carnival plc's subsidiaries, entered into a five-year unsecured multi-currency revolving credit facility for $1.2 billion, 400 million euros and 200 million sterling (aggregating $2.02 billion U.S. dollars at the November 30, 2005 exchange rates) (the "Facility"). The Facility currently bears interest at libor/euribor plus a margin of 17.5 basis points ("BPS"). In addition, we are required to pay a commitment fee of 30% of the margin per annum. Both the margin and the commitment fee will vary based on changes to Carnival Corporation's senior unsecured credit ratings. Finally, an additional utilization fee of 5 BPS per annum of the outstanding amounts under the Facility is payable if such outstanding amounts exceed 50% of the aggregate commitments.

      Our multi-currency commercial paper programs are supported by this Facility and, accordingly, any amounts outstanding under our commercial paper programs effectively reduce the aggregate amount available under this Facility. At November 30, 2005, we had borrowed 158 million euros ($187 million U.S. dollars at the November 30, 2005 exchange rate) under our euro commercial paper program, which is classified as a short-term borrowing since we do not expect to refinance it using proceeds from our long-term Facility. This Facility also supports up to $700 million for bonds and letters of credit issued by the facility lenders on behalf of Carnival Corporation & plc. The issuance of any such bonds or letters of credit, none outstanding at November 30, 2005, will reduce the aggregate amount available under this Facility. At November 30, 2005, $1.83 billion was available under the Facility, based on the November 30, 2005 exchange rates.

      In 2005 and January 2006, we entered into five unsecured long-term loan financing facilities, which provide us with the option to borrow up to an aggregate of $1.65 billion for a portion of the purchase price of five ships. These ships are expected to be delivered through 2009. These facilities are repayable semi-annually over a 12 year period. However, we have the option to terminate them up until 60 days prior to the ships' delivery dates.

      The Facility and other of our loan and derivative agreements, contain covenants that require us, among other things, to maintain minimum debt service coverage, minimum shareholders' equity and limits our debt to capital and debt to equity ratios, and the amounts of our secured assets and secured indebtedness. Generally, if an event of default under any loan agreement is triggered, then pursuant to cross default acceleration clauses, substantially all of our outstanding debt and derivative contract payables could become due and the underlying facilities could be terminated. At November 30, 2005, we were in compliance with all of our debt covenants.

      At November 30, 2005, the scheduled annual maturities of our long-term debt was as follows (in millions):

           Fiscal
           ------

           2006                                $ 1,325(a)
           2007                                  1,035
           2008                                  1,672(a)
           2009                                    169
           2010                                    944
           Thereafter                            1,907
                                                ------
                                                $7,052
                                                ======

(a) Includes $283 million of Carnival Corporation's Zero-Coupon Notes in 2006, $600 million and $575 million of its 2% Notes and 1.75% Notes in 2008, based in each case on the date of the noteholders' next put option.

      Debt issuance costs are generally amortized to interest expense using the straight-line method, which approximates the effective interest method, over the term of the notes or the noteholders first put option date, whichever is earlier. In addition, all loan issue discounts are amortized to interest expense using the effective interest rate method over the term of the notes.

NOTE 7 - Commitments

      Ship Commitments

      A description of our ships under contract for construction at November 30, 2005, as adjusted for our December 2005 ship orders, was as follows:

                              Expected
                               Service       Passenger            Estimated Total Cost(b)
Brand and Ship                  Date(a)       Capacity        Euros       Sterling      USD
--------------                  ----          --------        ------------------------------
                                                                   (in millions)
Carnival Cruise Lines
Carnival Freedom                 3/07           2,974                                 $  500
Carnival Splendor                6/08           3,000   (euro)   485
Newbuild(c)                     10/09           3,608            560
                                               ------         ------                  ------
  Total Carnival Cruise Lines                   9,582          1,045                     500
                                               ------         ------                  ------

Princess
Crown Princess                   6/06           3,100                                    500
Emerald Princess                 4/07           3,100                                    525
Newbuild(c)                     10/08           3,100                                    570
                                               ------                                 ------
  Total Princess                                9,300                                  1,595
                                               ------                                 ------

Holland America Line
Noordam(d)                       2/06           1,918                                    420
Newbuild(c)                      7/08           2,044                                    450
                                               ------                                  -----
  Total Holland America Line                    3,962                                    870
                                               ------                                  -----

AIDA
AIDAdiva(e)                      4/07           2,030            315
AIDAbella(e)                     4/08           2,030            315
Newbuild(e)                      4/09           2,030            315
                                               ------         ------
   Total AIDA                                   6,090            945
                                               ------         ------

Costa
Costa Concordia(e)               7/06           3,000            450
Costa Serena(e)                  6/07           3,000            475
Newbuild(c)(e)                   6/09           3,000            485
                                               ------         ------
   Total Costa                                  9,000          1,410
                                               ------         ------

Total Euro Commitments                                  (euro) 3,400
                                                              ------
Total Euro Commitments converted to USD(f)                                             4,035
                                                                                       -----

P&O Cruises
Ventura(d)                       4/08           3,100                (pound)  355

Cunard
Queen Victoria(d)               12/07           1,982                         270         45
                                               ------                       -----     ------

Total Sterling Commitments                                           (pound)  625
                                                                            -----
Total Sterling Commitments converted to USD(f)                                         1,085
                                                                                      ------

Grand Total                                    43,016
                                               ======
Grand Total in USD                                                                    $8,130
                                                                                      ======

(a) The expected service date is the month in which the ship is currently expected to begin its first revenue generating cruise.

(b) Estimated total cost of the completed ship includes the contract price with the shipyard, design and engineering fees, capitalized interest, construction oversight costs and various owner supplied items. All of our ship construction contracts are with the Fincantieri shipyards in Italy, except for AIDA's which are with the Meyer Werft shipyard in Germany. In addition, the estimated total cost reflects the currency denomination that we are committed to expend, including the effect of foreign currency swaps.

(c) These construction contracts aggregating $2.26 billion were entered into in December 2005.

(d) These construction contracts are denominated in euros, except for $45 million of the Queen Victoria costs, which are denominated in USD. The euro denominated contract amounts have been fixed into U.S. dollars or sterling by utilizing foreign currency swaps.

(e) These construction contracts are denominated in euros, which is the functional currency of the cruise line which will operate the ship and, therefore, we do not expect to enter into foreign currency swaps to hedge these commitments.

(f) The estimated total costs of these contracts denominated in euros and sterling have been translated into U.S. dollars using the November 30, 2005 exchange rate.

      In connection with our cruise ships under contract for construction listed above, we have paid $540 million through November 30, 2005 and anticipate paying the remaining estimated total costs as follows: $1.71 billion, $2.34 billion, $2.13 billion and $1.41 billion in fiscal 2006, 2007, 2008 and 2009, respectively.

      Operating Leases

      Rent expense under our operating leases, primarily for office and warehouse space, was $50 million in each of fiscal 2005 and 2004 and $48 million in fiscal 2003. At November 30, 2005, minimum annual rentals for our operating leases, with initial or remaining terms in excess of one year, were as follows (in millions): $43, $30, $25, $20 and $16 and $66 in fiscal 2006 through 2010 and thereafter, respectively.

      Port Facilities and Other

      At November 30, 2005, we had commitments through 2052, with initial or remaining terms in excess of one year, to pay minimum amounts for our annual usage of port facilities and other contractual commitments as follows (in millions): $58, $70, $70, $56, $52, and $294 in fiscal 2006 through 2010 and thereafter, respectively.

NOTE 8 - Contingencies

      Litigation

      In January 2006, a lawsuit was filed against Carnival Corporation and its subsidiaries and affiliates, and other non-affiliated cruise lines in the U.S. District Court for the Southern District of New York on behalf of James Jacobs and a purported class of owners of intellectual property rights to musical plays and other works performed in the U.S. The plaintiffs claim infringement of copyrights to Broadway, off Broadway and other plays. The suit seeks payment of
(i) damages, (ii) disgorgement of alleged profits and (iii) an injunction against future infringement. The ultimate outcome of this matter cannot be determined at this time. We intend to vigorously defend this lawsuit.

      In November 2005, two separate lawsuits were filed against Carnival Corporation and Princess Cruise Lines, Ltd. in the U.S. District Court for the Southern District of Florida on behalf of some current and former crewmembers alleging that Carnival Cruise Lines and Princess failed to pay the plaintiffs for overtime. These suits seek payment of (i) damages for breach of contract,
(ii) damages under the Seaman's Wage Act and (iii) interest. The ultimate outcome of these matters cannot be determined at this time. However, we believe we have meritorious defenses and we intend to vigorously defend these lawsuits.

      In March 2005, a lawsuit was filed against Carnival Corporation in the U.S. District Court for the Southern District of Florida on behalf of some current and former crew members alleging that Carnival Cruise Lines failed to pay the plaintiffs for overtime and minimum wages. The suit seeks payment of (i) the wages alleged to be owed, (ii) damages under the Seaman's Wage Act and (iii) interest. On August 5, 2005, the court dismissed the lawsuit. The plaintiffs filed an appeal of their overtime claim to the Eleventh Circuit U. S. Court of Appeals on August 15, 2005, which is currently pending, but have voluntarily dismissed their minimum wage claim. The ultimate outcome of this matter cannot be determined at this time. However, we believe we have meritorious defenses and we intend to vigorously defend this lawsuit.

      In April 2003, Festival Crociere S.p.A. ("Festival") commenced an action against the European Commission (the "Commission") in the Court of First Instance of the European Communities in Luxembourg seeking to annul the Commission's antitrust approval of the DLC transaction (the "Festival Action"). We have been granted leave to intervene in the Festival Action and filed a Statement in Intervention with the court. Festival was declared bankrupt in May 2004 and Festival did not submit observations on our Statement in Intervention. The oral hearing was scheduled to take place on December 15, 2005 but has been postponed while the Court seeks clarification of the status of the Festival Action with the Italian judge presiding over Festival's bankruptcy proceedings. A successful third party challenge of an unconditional Commission clearance decision would be unprecedented, and based on a review of the law and the factual circumstances of the DLC transaction, as well as the Commission's approval decision in relation to the DLC transaction, we believe that the Festival Action will not have a material adverse effect on the companies or the DLC transaction. However, the ultimate outcome of this matter cannot be determined at this time.

      In 2002 and 2004, three actions were filed against Carnival Corporation on behalf of purported classes of persons who received unsolicited advertisements via facsimile, alleging that Carnival Corporation and other defendants distributed unsolicited advertisements via facsimile in contravention of the U.S. Telephone Consumer Protection Act. One of the actions filed in 2002 has been settled for a nominal amount leaving two open actions (collectively, the "Facsimile Complaints"). The plaintiffs seek to enjoin the sending of unsolicited facsimile advertisements and statutory damages. The advertisements referred to in the 2002 Facsimile Complaints that reference a Carnival Cruise Line product were not sent by Carnival Corporation, but rather were distributed by a professional faxing company at the behest of third party travel agencies. The faxes involved in the 2004 case were sent to a travel agency with whom we had conducted business. We do not advertise directly to the traveling public through the use of facsimile transmission. The ultimate outcomes of the Facsimile Complaints cannot be determined at this time. However, we believe that we have meritorious defenses and we intend to vigorously defend against these actions.

      Costa instituted arbitration proceedings in Italy in 2000 to confirm the validity of its decision not to deliver its ship, the Costa Classica, to the shipyard of Cammell Laird Holdings PLC ("Cammell Laird") under a 79 million euro denominated contract for the conversion and lengthening of the ship in November 2000. Costa also gave notice of termination of the contract in January 2001. It is expected that the arbitration tribunal's decision will be made in 2007 at the earliest. In the event that an award is given in favor of Cammell Laird, the amount of damages, which Costa would have to pay, if any, is not currently determinable. The ultimate outcome of this matter cannot be determined at this time.

      In the normal course of our business, various other claims and lawsuits have been filed or are pending against us. Most of these claims and lawsuits are covered by insurance and, accordingly, the maximum amount of our liability, net of any insurance recoverables, is typically limited to our self-insurance retention levels. However, the ultimate outcome of these claims and lawsuits which are not covered by insurance cannot be determined at this time.

      Contingent Obligations

      At November 30, 2005, Carnival Corporation had contingent obligations totaling approximately $1.1 billion to participants in lease out and lease back type transactions for three of its ships. At the inception of the leases, the entire amount of the contingent obligations was paid by Carnival Corporation to major financial institutions to enable them to directly pay these obligations. Accordingly, these obligations were considered extinguished, and neither the funds nor the contingent obligations have been included on our balance sheets. Carnival Corporation would only be required to make any payments under these contingent obligations in the remote event of nonperformance by these financial institutions, all of which have long-term credit ratings of AA or higher. In addition, Carnival Corporation obtained a direct guarantee from another AA+ rated financial institution for $306 million of the above noted contingent obligations, thereby further reducing the already remote exposure to this portion of the contingent obligations. In certain cases, if the credit ratings of the major financial institutions who are directly paying the contingent obligations fall below AA-, then Carnival Corporation will be required to move those funds being held by those institutions to other financial institutions whose credit ratings are AA- or above. If Carnival Corporation's credit rating falls below BBB, it would be required to provide a standby letter of credit for $88 million, or alternatively provide mortgages in the aggregate amount of $88 million on two of its ships.

      In the unlikely event that Carnival Corporation were to terminate the three lease agreements early or default on its obligations, it would, as of November 30, 2005, have to pay a total of $171 million in stipulated damages. As of November 30, 2005, $179 million of standby letters of credit have been issued by a major financial institution in order to provide further security for the payment of these contingent stipulated damages. In addition, in 2004 Carnival Corporation entered into a five year $170 million unsecured revolving credit facility, guaranteed by Carnival plc, which is being used to support these standby letters of credit through the issuance of a back-up letter of credit. In the event we were to default under covenants in our loan agreements, any amounts outstanding under the $170 million unsecured revolving credit facility would be due and payable, and we would be required to post cash collateral to support the stipulated damages standby letters of credit in excess of $170 million. Between 2017 and 2022, we have the right to exercise options that would terminate these transactions at no cost to us. As a result of these three transactions, we have $40 million and $43 million of deferred income recorded on our balance sheets as of November 30, 2005 and 2004, respectively, which is being amortized to nonoperating income through 2022.

      Some of the debt agreements that we enter into include indemnification provisions that obligate us to make payments to the counterparty if certain events occur. These contingencies generally relate to changes in taxes, changes in laws that increase lender capital costs and other similar costs. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business. There are no stated or notional amounts included in the indemnification clauses and we are not able to estimate the maximum potential amount of future payments, if any, under these indemnification clauses. We have not been required to make any material payments under such indemnification clauses in the past and, under current circumstances, we do not believe a request for material future indemnification payments is probable.

      War Risk Insurance

      We maintain war risk insurance, subject to coverage limits and exclusions for claims such as those arising from chemical and biological attacks, on all of our ships covering our legal liability to crew, passengers and other third parties arising from war or war-like actions, including terrorist risks. Due primarily to its high costs, we only carry war risk insurance coverage for physical damage to 43 of our 79 ships, which includes terrorist risks. Under the terms of our war risk insurance coverage, which is typical for war risk policies in the marine industry, underwriters can give seven days notice to the insured that the liability and physical damage policies can be cancelled. If one or more of our 36 uninsured ships suffer damage in an attack, then the cost of any such damages would be expensed, and such amounts could be material.

NOTE 9 - Income and Other Taxes

      For fiscal 2004 and 2003, we believe that substantially all of our income, with the exception of our U.S. source income principally from the transportation, hotel and tour businesses of Holland America Tours and Princess Tours, is derived from, or incidental to, the international operation of ships, and is therefore exempt from U.S. federal income taxes. For fiscal 2005, regulations under Section 883 of the Internal Revenue Code limiting the types of income considered to be derived from the international operation of a ship first became effective. Section 883 is the primary provision upon which we rely to exempt certain of our international ship operation earnings from U.S. income taxes. Accordingly, the 2005 provision for U.S. federal income taxes includes taxes on a portion of our ship operating income that is in addition to the U.S. source transportation, hotel and tour income on which U.S. taxes have historically been provided. In addition, during the fourth quarter of 2005 we chartered three ships to the Military Sealift Command in connection with the Hurricane Katrina relief effort. Income from these charters is not considered to be income from the international operation of our ships and, accordingly, approximately $18 million of income taxes were provided on the net earnings of these charters in our 2005 fourth quarter at an effective tax rate of approximately 60%.

      If we were found not to qualify for exemption pursuant to applicable income tax treaties or under the Internal Revenue Code or if the income tax treaties or Internal Revenue Code were to be changed in a manner adverse to us, a portion of our income would become subject to taxation by the U.S. at higher than normal corporate tax rates.

      Cunard, Ocean Village, P&O Cruises, P&O Cruises Australia, Swan Hellenic, AIDA (except for prior to November 2004), and Costa, since the beginning of fiscal 2005, are subject to income tax under the tonnage tax regimes of either the United Kingdom or Italy. Under both tonnage tax regimes, shipping profits, as defined under the applicable law, are subject to corporation tax by reference to the net tonnage of qualifying vessels. Income not considered to be shipping profits under tonnage tax rules is taxable under either the normal UK income tax rules or the tax regime applicable to Italian-registered ships. We believe that substantially all of the income attributable to these brands constitutes shipping profits and, accordingly, Italian and UK income tax expenses for these operations has been and is expected to be minimal under the current tax regimes.

      We do not expect to incur income taxes on future distributions of undistributed earnings of foreign subsidiaries and, accordingly, no deferred income taxes have been provided for the distribution of these earnings.

      In addition to or in place of income taxes, virtually all jurisdictions where our ships call impose taxes based on passenger counts, ship tonnage or some other measure. These taxes, other than those directly charged to and/or collected from passengers by us, are recorded as operating expenses in the accompanying statements of operations.

NOTE 10 - Shareholders' Equity

      Carnival Corporation's articles of incorporation authorize its Board of Directors, at its discretion, to issue up to 40 million shares of its preferred stock and Carnival plc has 100,000 authorized preference shares. At November 30, 2005 and 2004, no Carnival Corporation preferred stock had been issued and only a nominal amount of Carnival plc preferred shares had been issued.

      In October 2004, the Boards of Directors authorized the repurchase of up to an aggregate of $1 billion of Carnival Corporation common stock and/or Carnival plc ordinary shares commencing in 2005 subject to certain repurchase restrictions on Carnival plc shares. Through February 6, 2006, we repurchased
8.0 million shares of Carnival Corporation common stock for $386 million. No expiration date has been specified for this authorization.

      At November 30, 2005, there were 75.5 million shares of Carnival Corporation common stock reserved for issuance pursuant to its convertible notes and its employee benefit and dividend reinvestment plans. In addition, Carnival plc shareholders have authorized 13.5 million ordinary shares for future issuance under its employee benefit plans.

      At November 30, 2005 and 2004 accumulated other comprehensive income was as follows (in millions):

                                                                  2005     2004
                                                                  ----     ----

   Cumulative foreign currency translation adjustments, net       $193     $588
   Minimum pension liability adjustments                           (19)     (17)
   Unrealized losses on cash flow derivative hedges, net           (15)     (30)
                                                                  ----     ----
                                                                  $159     $541
                                                                  ====     ====

NOTE 11 - Financial Instruments

      Considerable judgment is required in interpreting data to develop estimates of fair value and, accordingly, amounts are not necessarily indicative of the amounts that we could realize in a current market exchange. Our financial instruments are not held for trading or other speculative purposes.

      Cash and Cash Equivalents and Short-Term Investments

      The carrying amounts of our cash and cash equivalents and short-term investments approximate their fair values due to their short maturities or variable interest rates.

      Other Assets

      At November 30, 2005 and 2004, long-term other assets included notes and other receivables and marketable securities held in rabbi trusts for certain of our nonqualified benefit plans. These assets had carrying and fair values of $406 million and $405 million at

November 30, 2005, respectively, and carrying and fair values of $240 million and $227 million at November 30, 2004. Fair values were based on public market prices, estimated discounted future cash flows or estimated fair value of collateral.

      Debt

      The fair values of our non-convertible debt and convertible notes were $5.98 billion and $2.03 billion, respectively, at November 30, 2005 and $6.32 billion and $2.53 billion at November 30, 2004. These fair values were greater than the related carrying values by $86 million and $572 million, respectively, at November 30, 2005 and by $100 million and $790 million at November 30, 2004. The net difference between the fair value of our non-convertible debt and its carrying value was due primarily to our issuance of debt obligations at fixed interest rates that are above market interest rates in existence at the measurement dates. The net difference between the fair value of our convertible notes and its carrying value is largely due to the impact of changes in the Carnival Corporation common stock value on the value of our convertible notes on those dates. The fair values of our unsecured fixed rate public notes, convertible notes, sterling bonds and unsecured 5.57% euro notes were based on their public market prices. The fair values of our other debt were estimated based on appropriate market interest rates being applied to this debt.

      Foreign Currency Swaps and Other Hedging Instruments

      We have foreign currency swaps that are designated as foreign currency fair value hedges for three of our euro denominated shipbuilding contracts (see
Note 7). At November 30, 2005 and 2004, the fair value of the foreign currency swaps related to our shipbuilding commitments was a net unrealized gain of $29 million and $219 million, respectively. These foreign currency swaps mature through 2008.

      At November 30, 2005, we have foreign currency swaps totaling $1.11 billion that are effectively designated as hedges of our net investments in foreign subsidiaries, which have euro and sterling denominated functional currencies. These foreign currency swaps were entered into to effectively convert $237 million and $736 million of U.S. dollar denominated debt into sterling debt and euro debt ($251 million and $466 million at November 30, 2004), respectively. In addition, $138 million and $170 million of euro denominated debt was effectively converted into sterling debt at November 30, 2005 and 2004, respectively. At November 30, 2005 and 2004, the fair value of these foreign currency swaps was an unrealized loss of $58 million and $137 million, respectively, which is included in the cumulative translation adjustment component of AOCI. These currency swaps mature through 2017.

      The fair values of these foreign currency swaps were estimated based on prices quoted by financial institutions for these instruments.

      Finally, we have designated $1.58 billion and $1.1 billion of our outstanding euro and sterling debt and other obligations, which are nonderivatives and mature through 2012, as hedges of our net investments in foreign operations and, accordingly, have included $95 million and $194 million of foreign currency transaction losses in the cumulative translation adjustment component of AOCI at November 30, 2005 and 2004, respectively.

      Interest Rate Swaps

      We have interest rate swap agreements designated as fair value hedges whereby we receive fixed interest rate payments in exchange for making variable interest rate payments. At November 30, 2005 and 2004, these interest rate swap agreements effectively changed $926 million and $929 million, respectively, of fixed rate debt to libor-based floating rate debt.

      In addition, we also have interest rate swap agreements designated as cash flow hedges whereby we receive variable interest rate payments in exchange for making fixed interest rate payments. At November 30, 2005 and 2004, these interest rate swap agreements effectively changed $1.25 billion and $828 million, respectively, of euribor and GBP libor floating rate debt to fixed rate debt.

      These interest rate swap agreements mature through 2010. At November 30, 2005 and 2004, the fair value of our interest rate swaps designated as cash flow hedges was an unrealized loss of $6 million and $22 million, respectively. The fair values of our interest rate swap agreements were estimated based on prices quoted by financial institutions for these instruments.

NOTE 12 - Segment Information

      Our cruise segment includes all of our cruise brands, which have been aggregated as a single reportable segment based on the similarity of their economic and other characteristics, including products and services they provide. Our other segment primarily represents the hotel, tour and transportation operations of Holland America Tours and Princess Tours, and the business to business travel agency operations of P&O Travel Ltd., the latter two since completion of the DLC transaction on April 17, 2003. The significant accounting policies of our segments are the same as those described in Note 2 - "Summary of Significant Accounting Policies." Information for our cruise and other segments as of and for the years ended November 30 was as follows (in millions):

                                               Selling
                                                 and      Depreciation                 Capital
                                  Operating    adminis-        and        Operating    expend-    Total
                    Revenues(a)   expenses     trative    amortization      income     itures     assets
                    -----------   --------     -------    ------------      ------     ------     ------
2005
  Cruise            $10,737       $5,964       $1,289         $873          $2,611      $1,892    $27,782
  Other                 461          358           46           29              28          85        567(b)
  Intersegment
    elimination        (104)        (104)
                    -------       ------       ------         ----          ------      ------    -------
                    $11,094       $6,218       $1,335         $902          $2,639      $1,977    $28,349
                    =======       ======       ======         ====          ======      ======    =======

2004
  Cruise            $ 9,427       $5,292       $1,231         $791          $2,113      $3,512    $27,048
  Other                 398          308           54           21              15          74        500(b)
  Intersegment
    elimination         (98)         (98)
                    -------       ------       ------         ----          ------      ------    -------
                    $ 9,727       $5,502       $1,285         $812          $2,128      $3,586    $27,548
                    =======       ======       ======         ====          ======      ======    =======

2003
  Cruise            $ 6,459       $3,631       $  896         $568          $1,364      $2,454    $24,049
  Other                 345          276           40           17              12          62        401(b)
  Intersegment
    elimination         (86)         (86)
                    -------       ------       ------         ----          ------      ------    -------
                    $ 6,718       $3,821       $  936         $585          $1,376      $2,516    $24,450
                    =======       ======       ======         ====          ======      ======    =======

(a) A portion of other segment revenues include revenues for the cruise portion of a tour, when a cruise is sold along with a land tour package by Holland America Tours or Princess Tours, and shore excursion and port hospitality services provided to cruise passengers by these tour companies. These intersegment revenues, which are included in full in the cruise segment, are eliminated from the other segment revenues in the line "Intersegment elimination."

(b) Other segment assets primarily included hotels and lodges in Alaska and the Canadian Yukon, luxury dayboats offering tours to a glacier in Alaska and on the Yukon River, motorcoaches used for sightseeing and charters in the States of Washington and Alaska, British Columbia, Canada and the Canadian Yukon and private, domed rail cars, which run on the Alaska Railroad between Anchorage and Fairbanks, Whittier and Denali, and Whittier and Talkeetna.

      Foreign revenues for our cruise brands represent sales generated from outside the U.S. primarily by foreign tour operators and foreign travel agencies. Substantially all of these foreign revenues are from the UK, Germany, Italy, Canada, France, Australia, Spain, Switzerland and Brazil. Substantially all of our long-lived assets are located outside of the U.S. and consist principally of our ships and ships under construction and exclude goodwill and trademarks.

      Revenue information by geographic area for fiscal 2005, 2004 and 2003 was as follows (in millions):

                                           2005        2004        2003
                                           ----        ----        ----

           U.S.                          $ 6,435      $5,788      $4,513
           Continental Europe              1,681       1,549         971
           UK                              1,544       1,341         724
           Canada                            654         562         231
           Australia and New Zealand         311         215          71
           Others                            469         272         208
                                         -------      ------      ------
                                         $11,094      $9,727      $6,718
                                         =======      ======      ======

NOTE 13 - Benefit Plans

      Stock Option Plans

      We have stock option plans primarily for management level employees and members of our Board of Directors. The Carnival Corporation and Carnival plc plans are administered by a committee of our independent directors (the "Committee"), that determines who is eligible to participate, the number of shares for which options are to be granted and the amounts that may be exercised within a specified term. The Carnival Corporation and Carnival plc option exercise price is generally set by the Committee at 100% of the fair market value of the common stock/ordinary shares on the date the option is granted. Substantially all Carnival Corporation and Carnival plc options granted during fiscal 2005, 2004 and 2003 were granted at an exercise price per share equal to or greater than the fair market value of the Carnival Corporation common stock and Carnival plc ordinary shares on the date of grant. Carnival Corporation and Carnival plc employee options generally vest evenly over five years and at the end of three years, respectively. Our employee options granted prior to October 2005 have a ten-year term and those options granted thereafter had a seven-year term. Carnival Corporation director options granted subsequent to fiscal 2000 vest evenly over five years and have a ten-year term. At November 30, 2005, Carnival Corporation had 27.9 million shares and Carnival plc had 13.5 million shares, which were available for future grants under the option plans.

      A combined summary of the activity and status of the Carnival Corporation and Carnival plc stock option plans was as follows:

                                   Weighted-
                            Average Exercise Price                     Number of Options
                                   Per Share                       Years Ended November 30,
                            ----------------------         ------------------------------------------
                            2005     2004     2003         2005               2004               2003
                            ----     ----     ----         ----               ----               ----
Outstanding options-
  beginning of year        $35.61   $28.79   $29.26      18,203,942        19,297,979         11,828,958
Carnival plc
  outstanding options
  at April 17, 2003(a)                       $19.64                                            5,523,013
Options granted            $51.88   $47.52   $30.88       4,446,260(d)      5,306,802 (c)      5,464,109
Options exercised(b)       $30.56   $25.23   $17.35      (1,953,396)       (5,686,484)(c)     (2,919,554)
Options canceled           $36.11   $30.17   $28.64        (638,554)         (714,355)          (598,547)
                                                         ----------        ----------          ---------
Outstanding options-
  end of year              $39.15   $35.61   $28.79      20,058,252(e)     18,203,942(e)      19,297,979(e)
                                                         ==========        ==========         ==========
Options exercisable-
  end of year              $36.87   $32.05   $27.68       8,560,318(d,f)    5,920,890(d,f)     7,848,335(f)
                                                         ==========        ==========         ==========

(a) All Carnival plc unvested options outstanding on the date the DLC transaction was completed vested fully on such date, except for 1.3 million options, which were granted on April 15, 2003.

(b) Included 0.4 million, 2.0 million and 1.8 million Carnival plc options in 2005, 2004 and 2003, of which 0.3 million, 0.8 million and 1.0 million had a sterling denominated exercise price, respectively.

(c) During 2004, as a result of Costa being transferred to the Carnival plc side of the DLC structure, options to purchase 973,000 shares of Carnival Corporation vested immediately and their termination dates were accelerated to 2004. These vested options, along with all of Costa employees' already exercisable options, were exercised in 2004 to avoid unduly burdensome taxes. In 2004, Carnival plc granted 1.1 million options to replace the 973,000 options and another 127,000 of options that were terminated early at an exercise price equal to the fair market value of Carnival plc ordinary shares on the grant date. See Note 2.

(d) On December 1, 2003, as a result of the Princess cruise operations being transferred to the Carnival Corporation side of the DLC structure, options to purchase 657,000 shares of Carnival plc vested immediately, and the termination dates on all Princess employees' Carnival plc exercisable options were shortened. All such changes have been made pursuant to the original terms of the Carnival plc plan. In January 2005, Carnival Corporation granted 1.4 million options to replace the 657,000 options and another 743,000 options that were terminated early at an exercise price per share equal to the fair market value of Carnival Corporation common stock on the grant date. In late 2005, these 1.4 million unvested options were vested. See Note 2.

(e) Included 3.2 million, 3.3 million and 3.6 million of Carnival plc options at a weighted- average exercise price of $38.29, $38.42 and $20.89 per share, based on the November 30, 2005, 2004 and 2003 U.S. dollar to sterling exchange rate, respectively.

(f) Included 0.7 million, 0.9 million and 2.2 million of Carnival plc options at a weighted- average exercise price of $23.89, $22.15 and $18.06 per share, based on the November 30, 2005, 2004 and 2003 U.S. dollar to sterling exchange rate, respectively.

      Combined information with respect to outstanding and exercisable Carnival Corporation and Carnival plc stock options at November 30, 2005 was as follows:

                             Options Outstanding                Options Exercisable
                     -------------------------------------    ----------------------
                                   Weighted-     Weighted-                 Weighted-
                                   Average       Average                   Average
Exercise                          Remaining      Exercise                  Exercise
Price Range            Shares     Life (Years)    Price         Shares      Price
-----------          -------------------------------------     ---------------------
$ 1.94-$ 5.73            30,980          (a)      $ 2.07          30,980    $ 2.07
$ 5.74-$17.19           245,674       4.0         $16.51         245,674    $16.51
$17.20-$22.92         1,612,064       5.5         $22.08       1,132,313    $21.88
$22.93-$28.65         3,426,680       6.5         $26.82       1,457,132    $26.12
$28.66-$34.38         1,881,786       5.2         $30.19       1,310,425    $30.15
$34.39-$40.11         1,924,441       7.6         $34.60         524,931    $35.01
$40.12-$45.84         3,886,238       5.7         $44.35       1,963,880    $44.30
$45.85-$51.57         4,488,284       8.0         $48.09         539,930    $48.37
$51.58-$57.30         2,562,105       8.1         $55.46       1,355,053    $57.30
                     ----------       ---         ------       ---------    ------
Total                20,058,252       6.8         $39.15       8,560,318    $36.87
                     ==========       ===         ======       =========    ======

(a)   These stock options do not have an expiration date.

      In addition, at November 30, 2005, Carnival Corporation had 50,998 restricted stock units ("RSUs") outstanding, which do not have an exercise price, and either have three or five-year cliff vesting terms. The weighted-average remaining vesting period of these RSUs is 2.9 years.

      Carnival Corporation Nonvested Stock

      Carnival Corporation has issued nonvested stock to a few officers and some non-executive board members. These shares have the same rights as Carnival Corporation common stock, except for transfer restrictions and forfeiture provisions. During fiscal 2005, 2004 and 2003, 158,750 shares, 160,000 shares and 455,000 shares, respectively, of Carnival Corporation common stock were issued, which were valued at $9 million, $7 million and $14 million, respectively. Unearned stock compensation was recorded within shareholders' equity at the date of award based on the quoted market price of the Carnival Corporation common stock on the date of grant and is amortized to expense using the straight-line method from the grant date through the earlier of the vesting date or the officers' and directors' estimated retirement date. The shares granted to the executive officers either have three or five-year cliff vesting terms and the shares granted to the non-executive board members vest evenly over five years after the grant date. As of November 30, 2005 and 2004 there were 1,063,750 shares and 1,065,000 shares, respectively, issued under the plan, which remained to be vested.

      Defined Benefit Pension Plans

      We have several defined benefit pension plans, which cover some of our shipboard and shoreside employees. The U.S. and UK shoreside employee plans are closed to new membership and are funded at or above the level required by U.S. or UK regulations. The remaining defined benefit plans are primarily unfunded. In determining our plans' benefit obligations at November 30, 2005, we used assumed weighted-average discount rates of 5.5% and 4.8% for our U.S. and foreign plans, respectively. The net liabilities related to the obligations under these single employer defined benefit pension plans are not material.

      A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. At November 30, 2005 and 2004, our single employer plans had aggregated additional minimum pension liability adjustments, less allowable intangible assets, of $19 million and $17 million, respectively, which are included in AOCI.

      In addition, P&O Cruises participated in a Merchant Navy Ratings Pension Fund, which is a defined benefit multiemployer pension plan that was available to their shipboard non-officers. This plan has a significant funding deficit and has been closed to further benefit accrual since prior to the completion of the DLC transaction. P&O Cruises, along with other unrelated employers, are making payments into this plan under a non-binding Memorandum of Understanding to reduce the deficit. Accordingly, at November 30, 2005 and 2004, we had recorded a long-term pension liability of $22 million and $26 million, which represented our estimate of the present value of our entire liability under this plan, based on our current intention to continue to make these voluntary payments.

      P&O Cruises, Princess and Cunard participate in an industry-wide British Merchant Navy Officers Pension Fund ("MNOPF"), which is a defined benefit multiemployer pension plan that is available to certain of their British shipboard officers. The MNOPF is divided into two sections, the "New Section" and the "Old Section," each of which covers a different group of participants, with the Old Section closed to further benefit accrual and the New Section only closed to new membership. At November 30, 2005, the New Section was estimated to have a funding deficit and the Old Section was estimated to have a funding surplus.

      Substantially all of any MNOPF New Section deficit liability which we may have relates to P&O Cruises and Princess obligations, which existed prior to the DLC transaction. However, since the MNOPF is a multiemployer plan and it was not probable that we would withdraw from the plan nor was our share of the liability certain, we could not record our estimated share of the ultimate deficit as a Carnival plc acquisition liability that existed at the DLC transaction date. The amount of our share of the fund's ultimate deficit could vary considerably if different pension assumptions and/or estimates were used. Therefore, we expense our portion of any deficit as amounts are invoiced by the fund's trustee. In August 2005, we received an invoice from the fund for what the trustee calculated to be our share of the entire MNOPF liability. Accordingly, we recorded the full invoiced liability of $23 million in payroll and related expense in 2005. It is possible that the fund's trustee may invoice us for additional amounts in the future for various reasons, including if they believe the fund requires further funding.

      Total expense for all of our defined benefit pension plans, including our multiemployer plans, was $45 million, $18 million and $17 million in fiscal 2005, 2004 and 2003, respectively.

      Defined Contribution Plans

      We have several defined contribution plans available to most of our employees. We contribute to these plans based on employee contributions, salary levels and length of service. Total expense relating to these plans was $14 million, $13 million and $12 million in fiscal 2005, 2004 and 2003, respectively.

NOTE 14 - Earnings Per Share

      Our basic and diluted earnings per share were computed as follows (in millions, except per share data):

                                                     Years Ended November 30,
                                                   ----------------------------
                                                   2005        2004        2003
                                                   ----        ----        ----

Net income                                        $2,253      $1,809      $1,187
Interest on dilutive convertible notes                47          49          43
                                                  ------      ------      ------
Net income for diluted earnings
  per share                                       $2,300      $1,858      $1,230
                                                  ======      ======      ======

Weighted-average common and ordinary
  shares outstanding                                 806         802         718
Dilutive effect of convertible notes                  42          44          39
Dilutive effect of stock plans                         5           5           2
                                                  ------      ------      ------
Diluted weighted-average shares
  outstanding                                        853         851         759
                                                  ======      ======      ======

Basic earnings per share                          $ 2.80      $ 2.25      $ 1.65
                                                  ======      ======      ======
Diluted earnings per share                        $ 2.70      $ 2.18      $ 1.62
                                                  ======      ======      ======

      The weighted-average shares outstanding for the year ended November 30, 2003 includes the pro rata Carnival plc shares since April 17, 2003. Options to purchase 2.1 million, 6.0 million and 8.4 million shares for fiscal 2005, 2004 and 2003, respectively, were excluded from our diluted earnings per share computation since the effect of including them was anti-dilutive.

NOTE 15 - Supplemental Cash Flow Information

      Total cash paid for interest was $314 million, $250 million and $156 million in fiscal 2005, 2004 and 2003, respectively. In addition, cash paid for income taxes was $15 million, $8 million and $20 million in fiscal 2005, 2004 and 2003, respectively. Finally, in 2005 $297 million of our Zero-Coupon Notes were converted through a combination of the issuance of Carnival Corporation treasury stock and newly issued Carnival Corporation Common stock, which represented a noncash financing activity.

Report of Independent Registered Certified Public Accounting Firm
To the Boards of Directors and Shareholders of Carnival Corporation and Carnival plc:

We have completed integrated audits of Carnival Corporation & plc's November 30, 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of November 30, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions on Carnival Corporation's and Carnival plc's November 30, 2005, 2004 and 2003 consolidated financial statements and its internal control over financial reporting as of November 30, 2005, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholders' equity present fairly, in all material respects, the financial position of Carnival Corporation & plc (comprising Carnival Corporation and Carnival plc and their respective subsidiaries, the "Company") at November 30, 2005 and November 30, 2004, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective March 1, 2006 the Company elected to change its method of accounting for costs incurred in connection with dry-dock activities.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A of the 2005 Annual Report on Form 10-K (not presented herein), that the Company maintained effective internal control over financial reporting as of November 30, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


/s/ PricewaterhouseCoopers LLP
------------------------------
Miami, Florida
February 8, 2006, except for dry-dock costs
and certain reclassifications as discussed in
Note 2, for which the date is November 6, 2006